Exhibit 99.1

            macy's inc.

  Contacts:

                        Media - Jim Sluzewski

               513/579-7764

                             Investor - Susan Robinson

               513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES UP 1.1% IN APRIL

Q1 same-store sales up 5.5%; Company raises Q1 EPS guidance

CINCINNATI, Ohio, May 6, 2010 – Macy's, Inc. today reported total sales of $1.739 billion for the four weeks ended May 1, 2010, an increase of 2.8 percent compared with total sales of $1.691 billion in the four weeks ended May 2, 2009. On a same-store basis, Macy's, Inc. sales were up 1.1 percent in April. This exceeds guidance for April sales to be about flat to last year.

As previously reported, an early Easter in 2010 shifted some sales into March and out of the April reporting period. For March-April combined, same-store sales were up 6.2 percent in 2010.

“Our business has continued to perform well, with Bloomingdale's and all eight Macy's regions at or above expectations for sales in April and the first quarter,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Fresh new inventory, including private and exclusive brands, is being well received by customers in our stores and online. This, together with the continued positive results from My Macy's localization, bodes well for our business in the months ahead.”

For the first quarter, Macy's, Inc.'s sales totaled $5.578 billion, up 7.3 percent from total sales of $5.199 billion in the first 13 weeks of 2009. On a same-store basis, Macy's, Inc.'s first quarter sales were up 5.5 percent. This exceeds guidance for first quarter same-store sales to be up approximately 5 percent.

Online sales (macys.com and bloomingdales.com combined) were up 23.4 percent in April and 34.0 percent in the first quarter. Online sales positively affected the company's same-store sales by 0.9 percentage points in the first quarter. Online sales are included in the same-store sales calculation for Macy's, Inc.

Based on better-than-expected April sales results, Macy's, Inc. has increased its earnings guidance for the first quarter of 2010. The company currently expects first quarter earnings of 2 cents to 4 cents per diluted share. This compares with previous guidance, provided on April 27, for the quarter to be approximately break-even.

The company noted a calendar shift in which the week of Memorial Day falls into June this year versus May last year. This shift will depress sales in May and benefit sales in June.

Macy's, Inc. is slated to report its first quarter earnings on Wednesday, May 12, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-866-454-4205, passcode 5027164. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).